UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT #1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2013
Date of Report (Date of earliest event reported)

TITAN IRON ORE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1735 East Ft. Lowell Rd., Suite 9, Tucson, Arizona 85719
(Address of principal executive offices) (Zip Code)

(520) 898-0020
Registrant’s telephone number, including area code

3040 North Campbell Ave. #110, Tucson, Arizona 85719
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amended current report on Form 8-K/A is being filed to disclose additional information about the letter of intent with New Sunrise LLC, which was disclosed in the Form 8-K filed on April 16, 2013.

Item 1.01 Entry into a Material Definitive Agreement.

On April 15, 2013, we entered into a binding letter of intent with New Sunrise LLC, a limited liability company, whereby, following entry into a formal agreement and the closing thereof, we propose to acquire certain patented lode mining claims, fee lands and other interests in real property and facilities located in Platte County, Wyoming (the “Sunrise Mine”) for the purchase price of $12,000,000.  An initial deposit of $25,000 is payable within 10 days.  We will have 180 days to conduct due diligence investigations of the property, following which agreements will be prepared provided due diligence and other conditions have been met.  We have the right to terminate the LOI any time during our due diligence investigations.

A copy of the letter of intent is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference.

As of June 20, 2013, we do not believe the acquisition of the Sunrise Mine is probable because we are yet to enter into a definitive purchase agreement or secure the necessary financing to complete the due diligence or the acquisition. Please see below for further analysis regarding the probability of the acquisition below.

•	As of March 31, 2013, our current assets consisted of $23,867 in cash and prepaid expenses of $25,000. We note that the purchase price for the property is $12,000,000.

•
Before we can enter into a definitive purchase agreement, we need to be satisfied with the outcome of our due diligence investigations. We have budgeted around $400,000 to perform the due diligence properly. The first step in the due diligence investigations is a $25,000 laboratory initial metallurgical program to prove that the low grade iron dumps can be upgraded to direct-ship grade iron concentrates. This initial program also needs an additional $15,000 in professional geological fees for sampling and shipping to the lab.

•	Although we have been seeking partners and funding sources, we do not even have a funding source lined up to begin the first steps of the due diligence program.

•
While we have entered into an equity line of credit agreement with Ascendiant for $10,000,000, there are significant limitations on the amounts of drawdowns that would make it unlikely that we can use it to fund the full due diligence investigation, let alone the acquisition.

➢
The maximum amount we can draw down at any one time is an amount equal to (i) 20% of the average daily trading volume of our common stock during the 7 trading days prior to the date of the drawdown notice, eliminating the 2 days with the greatest trading volume and the 2 days with the least trading volume, multiplied by (ii) the VWAP on the trading day immediately prior to the date of the drawdown notice. Notwithstanding the foregoing, no drawdown can exceed $25,000 or such amount that would otherwise cause Ascendiant to exceed a beneficial ownership of 9.99% of our outstanding common stock. Only one drawdown is allowed on each trading day. As of June 20, 2013, this maximum amount would be $814.

➢
In addition, before we can exercise a drawdown, we must have caused a sufficient number of shares of our common stock to be registered to cover the resale of the shares to be issued pursuant to a drawdown and the VWAP must be greater than $0.05 per share on the date of delivery of each drawdown notice. Using the purchase price as of June 20, 2013 ($0.0525), the total amount that we can drawdown pursuant to the registration statement that we filed on June 20, 2013 is only $240,220 (4,575,624 times $0.0525).

•
In addition, while we had funded the $25,000 down payment for the binding letter of intent with New Sunrise LLC, we note that functionally, this was the equivalent of an option payment, since the closing of the purchase is subject to a considerable number of conditions, primarily the satisfactory results of due diligence and the securing of financing.

•
We have not started the negotiation for the definitive purchase document because of the lack of progress on funding and we are under no obligation to close the acquisition if the conditions are not satisfied.

In sum, the acquisition is not probable because we are nowhere close to obtaining sufficient funding to purchase the property. We do not even have sufficient funding to start our due diligence investigations, which need to be completed in a satisfactory manner before a definitive purchase agreement can be entered.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Exhibit Description
10.1
Binding Letter or Intent for the purchase of the Sunrise Mine Property dated April 15, 2013 (incorporated by reference to the current report on Form 8-K, previously filed with the SEC on April 16, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN IRON ORE CORP.

Date: June 20, 2013	By:	/s/ Andrew Brodkey
Andrew Brodkey
CEO and President